Exhibit 10.9
SEPARATION AGREEMENT

Agreement dated as of August 16, 2012, between Streamline Health Solutions, Inc., a Delaware corporation (the “Parent”), and Streamline Health, Inc., an Ohio corporation (collectively, the “Company”), on the one hand, and Rick Leach (“Employee”), on the other hand.

WHEREAS, Employee is currently employed as Senior Vice President, Solutions Marketing, for the Company; and

WHEREAS, the Company and Employee desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to Employee’s cessation of his employment and positions with the Company and Employee’s release of claims, all upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.Termination of Employment and Service. As of August 16, 2012 (the “Date of Termination”), Employee will cease to be an officer or employee of the Company, its subsidiaries, divisions, and current affiliated entities.

2.Payment of Accrued Amounts; Accrued Benefits; Equity Awards. The Company will:

(a)on the next regular payroll date pay to Employee all amounts due to Employee for earned salary and paid time off (resulting in an offset in case of a negative accrual) through the Date of Termination; and

(b)as provided in the Company’s Sales Incentive Compensation Plan (Effective as of February 1, 2012), pay to Employee all amounts due to Employee for commission earned through January 31, 2012 (aggregating …$8,087), under the terms of said plan.

Employee’s rights to receive benefits accrued or payable under the Company’s employee benefit plans will be governed by the terms of such plans. Provided that Employee timely elects to receive continued coverage under the Company’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for the period beginning on the Date of Termination and ending on the earlier of December 31, 2012, or the first of the month immediately following the Company’s receipt of notice from Employee terminating such coverage, Employee (and any qualified dependents) will be entitled to coverage under such plans (as may be amended during the period of coverage) in which Employee was participating immediately prior to the Date of Termination. The cost of the premiums for such coverage will be borne by the Company, except that

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Employee will reimburse the Company for premiums becoming due each month with respect to such coverage in an amount equal to the difference between the amount of such premiums and the portion thereof ($210.90) currently being paid by the Employee. Employee’s portion of such premiums will be payable by the first of each month, except that the amount of the first such payment will be withheld from Employee’s compensation payable on or about July 30, 2012, as part of the Company’s regular payroll. The period during which Employee is being provided with health insurance under this Agreement at the Company’s expense will be credited against Employee’s period of COBRA coverage, if any.

Stock options held by Employee, which have vested as of the Date of Termination (being 88,889 such options) will remain exercisable in accordance with the terms of the 2005 Incentive Compensation Plan and, in any event, for the 90-day period following the Date of Termination, and all other unvested stock options will terminate immediately upon the Date of Termination.

Not later than 30 calendar days after the Date of Termination, the Company will reimburse Employee in accordance with the Company’s policies and procedures for all proper expenses incurred by Employee in the performance of his duties through the Date of Termination.

3.Post-Termination Benefits.

(a)Severance Benefit. The Company will, notwithstanding Executive’s employment with the Company will have ceased as of the Date of Termination, continue to pay Executive at his current base rate for the period commencing August 4, 2012, and terminating when the aggregate amount of such payments equals $157,039 in accordance with the Company’s regular payroll practices.

(b)[Intentionally Deleted.]

(c)Compliance with Agreement. Notwithstanding anything herein to the contrary, if Employee breaches any obligations on his part to be observed or performed under this Agreement or under the Voting and Right of First Refusal Agreement dated as of the date hereof and between the Parent and Employee, and does not cure such breach (if curable) within seven calendar days after receipt of written notice from the Company describing such breach, Employee will forfeit any and all rights to the post-termination payments made or to be made pursuant to subsection (a) above.

4.Federal and State Withholding. The Company will deduct from any compensation payable by the Company to Employee the amount of all taxes required to be withheld under applicable law with respect to such payments. For purposes of determining all applicable tax withholdings, any compensation recognized by Employee upon the exercise of Employee’s stock options in accordance with the terms of the 2005 Incentive Compensation Plan and the amounts to be paid to Employee pursuant to Section 3 above will be treated as wages subject to all applicable withholding requirements.

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5.Return of Company Property. Promptly following the Termination Date (but in no event later than ten business days following said date), Employee will return to the Company all property of the Company in Employee’s possession or under Employee’s control, including, but not limited to, any office, computing or communications equipment.

6.Release of Claims.

(a)Employee, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company, its parent or any of its divisions, subsidiaries, affiliates, or other related entities (whether or not such entities are wholly owned) or the owners, officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Company Released Parties”), with respect to any and all known or unknown claims which Employee now has, has ever had, or may in the future have, against any of the Company Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, Employee’s employment by any of the Company Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under the Employment Agreement dated as of March 8, 2011, as amended by an Amendment No. 1 thereto dated as of January 16, 2012 (the “Employment Agreement”), between the Company and Employee or any other agreement between Employee and any of the Company Released Parties or as provided in the Company’s Sales Incentive Compensation Plan (Effective as of February 1, 2012) or any other plan or program or arrangement of any of the Company Released Parties or any claims that could have been asserted by Employee or on his behalf against any of the Company Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this subsection 6(a) will apply to, or release the Company from, (i) any obligation contained in this Agreement, or (ii) any obligation which the Company may have to provide benefits to Employee under any plans or programs of the Company which continue to be applicable to Employee, except as otherwise expressly provided in this Agreement.

(b)Employee expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Company Released Parties, and has not transferred or assigned any rights or causes of action that he might have against any of the Company Released Parties.

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(c)Employee acknowledges that the termination of his employment with the Company is consensual and hereby waives and agrees to forgo any right to apply for or receive unemployment compensation benefits.

(d)Employee acknowledges that he:

(i)has been advised by the Company, and has had the opportunity and time, to consult with his own legal counsel concerning the provisions of and whether or not to sign this Agreement;

(ii)    has been given adequate time within which to consider this Agreement and determine whether to accept and sign this Agreement; and

(iii)    has seven calendar days following his acceptance and signing of this Agreement to revoke this Agreement by delivering notice of revocation to such effect to the Company in accordance.

7.Authority. Employee expressly represents and warrants that Employee is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Employee has the full right and power to grant, execute and deliver the releases, waivers, undertakings and agreements contained herein.

8.Non-Admissions. Nothing in this Agreement is intended to or will be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct. The Company and the other Company Released Parties expressly deny any such illegal or wrongful conduct.

9.Confidentiality, Noncompetition and Nonsolicitation. Employee agrees, on behalf of himself and his affiliates, that he and his affiliates remain subject to and bound by the restrictive covenants and acknowledgements set forth in Sections 7 and 9 of the Employment Agreement (collectively, the “Restrictive Covenants”), and that any knowledge Employee may have of a possible transaction referred to within the Company as “Project Cuomo” or “Project Future” is Confidential Information within the meaning of said Section 7.

10.Nondisparagement. Employee will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however, that this provision will not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to make such disclosure or provide such testimony.

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11.Notices. All notices and other communications required or permitted hereunder will be in writing and will be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as may be specified by notice given pursuant to this Section 11) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as will be specified by notice given pursuant to this Section 11), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

If to the Company, to:

Streamline Health Solutions, Inc.
10200 Alliance Road, Suite 200
Cincinnati, OH 45242-4716
Attn: Chief Financial Officer
Facsimile: (513) 672-2112

If to Employee, to:

Rick Leach
At the most recent address on file with the Company, currently:

319 Peachtree Street NE
Atlanta, GA 30305

12.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.Entire Agreement. This Agreement will constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including, without limitation, the Employment Agreement and all equity award agreements between the Company and Employee) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that, notwithstanding the foregoing, this Agreement will not supersede or preempt the Restrictive Covenants. Employee acknowledges that the Company has not made any representations regarding the tax consequences of payments under this Agreement and that Employee has had the opportunity to consult Employee’s tax advisor, if any.

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14.Successors and Assigns. This Agreement will be enforceable by Employee and Employee’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. Employee may not assign this Agreement, and any such assignment will be null and void.

15.Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to principles of conflict of laws.

16.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

17.Section 409A. All severance benefits provided under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, by complying with the separation pay exception as described in Treasury Regulation §1.409A-1(b)(9).

18.Counterparts. This Agreement may be executed in two or more counterparts (and delivered by facsimile or by digitally scanned signature delivered electronically), each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

19.Effectiveness. This Agreement will be deemed to take effect on the date that follows by seven days the date that a copy of this Agreement is returned signed by Employee to the Company; provided, however, that such return-date occurs within the 21-day period following the date that appears in the first paragraph of this Agreement; and provided, further, however, that the Company reserves the right to suspend payment in whole or in part of the severance benefit referred to in Section 3(a) above pending effectiveness (the time for which payments are suspended to be added to the payment period specified in Section 3(a) if and when effectiveness occurs).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

STREAMLINE HEALTH SOLUTIONS, INC. STREAMLINE HEALTH, INC. By: _________________________________ Robert E. Watson President and Chief Executive Officer	“Employee” ____________________________________ Rick Leach

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